Filed pursuant to Rule 433
                                           Registration Statement No. 333-130089

              HARTFORD LIFE GLOBAL FUNDING 2YR INITIAL EXTENDIBLE

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ISSUER:                 Hartford Life Global Funding
ISSUE RATINGS:          Aa3/AA-/AA
PAR AMOUNT:             $300,000,000
TRADE DATE:             March 21, 2007
SETTLEMENT DATE:        March 28, 2007 (T+5)
INITIAL MATURITY DATE:  March 15, 2009
FINAL MATURITY DATE:    March 15, 2012
INDEX:                  Three Month Libor
INDEX CURRENCY:         U.S. dollars
SPREAD:                 From original issue date to but excluding March 15,
                        2009: 3ML+2 bps
                        From and including March 15, 2009 to but excluding
                        March 15, 2010: 3ML+3 bps
                        From and including March 15, 2010 to but excluding
                        March 15, 2012: 3ML+4 bps

INTEREST PAYMENT        The 15th day of each March, June, September, and
DATES:                  December, commencing June 15, 2007. The final interest
                        payment date for any notes maturing prior to the final maturity date will be the relevant maturity date, and interest for the final interest period will accrue from and including the interest payment date in the quarter immediately preceding such relevant maturity date to but excluding the maturity date.

INTEREST DETERMINATION
DATES: Two London banking days prior to each interest reset date.

ELECTION  DATES:        The noteholder may elect to extend the maturity of all
                        or any portion of the principal amount of the notes during the notice period relating to each election date.
                        A holder's election to extend the maturity of any note will cause the maturity of those notes to be extended to the 15th day of the calendar month which is three calendar months after (1) the initial maturity date (in the case of the initial extension) or (2) any later date to which the maturity date of the notes have previously been extended. In no event may the maturity of any note be extended beyond March 15, 2012, the final maturity date. The election dates will take place quarterly, commencing on June 15, 2007. If the holder of the note does not make a timely and proper election to extend the maturity of all or any portion of the principal amount of the notes, the principal amount of the notes for which no such election has been made will be due and payable on the then-current maturity date. The principal amount of the notes for which such election is not exercised will be represented by a substitute note issued as of such election date. The substitute note so issued will have the same terms as the original notes, except that it will not be extendible, it will have a different CUSIP number, it will be subject to the Contingent Call described below and its non-extendible maturity date will remain the then current maturity.

CONTINGENT CALL:        If, with respect to any Election Date, a holder does not
                        make an election to extend the maturity of all (or portion thereof in increments of $1,000) of the principal amount of such holder's Notes, the Issuer, upon not more than 20 nor less than 15 days prior written notice to the holder(s), may redeem all (or portion thereof in increments of $1,000) of the principal amount of the Notes for which such holder has failed to make such an election at any date other than the maturity date of such Notes (each, a "Contingent
                        Redemption Date") at the Redemption Price (defined below) together with any unpaid interest accrued thereon up to but excluding the applicable Contingent
                        Redemption Date.

REDEMPTION PRICE:       100% of the principal amount of the Notes to be
                        redeemed.
INITIAL INTEREST RESET
DATE:                   June 15, 2007
INTEREST ACCRUAL DATE:  March 28, 2007 (T+5)
DAY COUNT CONVENTION:   Actual/360
ISSUE PRICE:            100.000%
UNDERWRITING DISCOUNT:  0.05%
PRICE TO ISSUER:        99.950%
NET PROCEEDS:           $299,850,000
DENOMINATIONS:          $1,000 and integral multiples thereof
CLEARANCE:              DTC
CUSIP:                  41659EFM4
SOLE BOOK RUNNER:       Wachovia Capital Markets, LLC
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THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE
U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR(R)) AT WWW.SEC.GOV. ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS FROM WACHOVIA CAPITAL MARKETS, LLC BY CALLING 1-866-289-1262.